As filed with the Securities and Exchange Commission on October 29, 2026

Registration No. 333-279739

Registration No. 333-233188

Registration No. 333-220003

Registration No. 333-195539

Registration No. 333-195538

Registration No. 333-195536

Registration No. 333-195535

Registration No. 333-195533

Registration No. 333-195529

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-279739

FORM S-8

REGISTRATION STATEMENT NO. 333-233188

FORM S-8

REGISTRATION STATEMENT NO. 333-220003

FORM S-8

REGISTRATION STATEMENT NO. 333-195539

FORM S-8

REGISTRATION STATEMENT NO. 333-195538

FORM S-8

REGISTRATION STATEMENT NO. 333-195536

FORM S-8

REGISTRATION STATEMENT NO. 333-195535

FORM S-8

REGISTRATION STATEMENT NO. 333-195533

FORM S-8

REGISTRATION STATEMENT NO. 333-195529

UNDER

THE SECURITIES ACT OF 1933

Navient LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-4054283
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13865 Sunrise Valley Drive, Herndon, Virginia	20171
(Address of Principal Executive Offices)	(Zip Code)

Navient Corporation 2024 Omnibus Incentive Plan

Navient Corporation Employee Stock Purchase Plan

Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan

Navient Corporation Deferred Compensation Plan for Key Employees

Navient Corporation Deferred Compensation Plan for Directors

Navient Supplemental 401(k) Savings Plan

Navient 401(k) Savings Plan

Navient Corporation 2014 Omnibus Incentive Plan

(Full Title of the Plan)

Matthew Sheldon

Senior Vice President & General Counsel

13865 Sunrise Valley Drive

Herndon, Virginia 20171

(Name and Address of Agent For Service)

(302) 283-8000

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert M. Hayward, P.C.

Anthony L. Sanderson

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Navient LLC, a Delaware limited liability company (“Navient LLC”), is filing this Post-Effective Amendment No. 1 (this “Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.

Registration Statement No.  333-279739, filed with the SEC on May 24, 2024, registering the issuance of 10,000,000 shares of Navient LLC’s common stock, par value $0.01 per share (“Common Stock”) under the Navient Corporation 2024 Omnibus Incentive Plan (the “2024 Plan”);

2.

Registration Statement No.  333-233188, filed with the SEC on August 9, 2019, registering the issuance of 2,000,000 shares of the Common Stock under the Navient Corporation Employee Stock Purchase Plan (as amended from time to time, the “ESPP”);

3.

Registration Statement No.  333-220003, filed with the SEC on August 16, 2017, registering the issuance of 10,000,000 shares of the Common Stock under the Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan (the “2014 Plan”);

4.

Registration Statement No.  333-195539, filed with the SEC on April 28, 2014, registering the issuance of 1,000,000 shares of the Common Stock and $30,000,000 of deferred compensation obligations (the “Key Employee Deferred Compensation”) that may become payable under the Navient Corporation Deferred Compensation Plan for Key Employees;

5.

Registration Statement No.  333-195538, filed with the SEC on April 28, 2014, registering the issuance of 500,000 shares of the Common Stock and $5,000,000 of deferred compensation obligations (the “Director Deferred Compensation”) that may become payable under the Navient Corporation Deferred Compensation Plan for Directors;

6.

Registration Statement No.  333-195536, filed with the SEC on April 28, 2014, registering the issuance of 1,000,000 shares of the Common Stock and $20,000,000 of deferred compensation obligations (the “Supplemental 401(k) Deferred Compensation” and together with the Key Employee Deferred Compensation and the Director Deferred Compensation, the “Deferred Compensation”) that may become payable under the Navient Supplemental 401(k) Savings Plan;

7.	Registration Statement No. 333-195535, filed with the SEC on April 28, 2014, registering the issuance of 20,000,000 shares of the Common Stock under the Navient 401(k) Savings Plan;

8.	Registration Statement No. 333-195533, filed with the SEC on April 28, 2014, registering the issuance of 1,000,000 shares of the Common Stock under the ESPP; and

9.

Registration Statement No.  333-195529, filed with the SEC on April 28, 2014, registering the issuance of 35,000,000 shares of the Common Stock under the Navient Corporation 2014 Omnibus Incentive Plan.

On October 28, 2026, Navient Holdings, Inc., a Delaware corporation (“Navient Holdings”), completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated October 28, 2026, by and among Navient Corporation, a Delaware corporation (“Navient”), Navient Holdings and Navient LLC (f/k/a Relay Merger Sub LLC), pursuant to which Navient merged with and into Navient LLC (the “Merger”), with Navient LLC continuing as the surviving entity and a wholly-owned subsidiary of Navient Holdings (the “Reorganization”). In connection with the Reorganization, each outstanding restricted stock unit award granted under the 2014 Plan or the 2024 Plan was adjusted to be with respect to the shares of the common stock of Navient Holdings (“Navient Holdings Common Stock”), and all outstanding rights with respect to the Common Stock pursuant to the ESPP were adjusted to be with respect to shares of Navient Holdings Common Stock, in each case, as of immediately prior to the effective time of the Merger.

As a result of the completion of the Reorganization, this Amendment is being filed by Navient LLC to withdraw and remove from registration all of the Common Stock and Deferred Compensation that remain unsold under the Registration Statements. In accordance with an undertaking made in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Common Stock or Deferred Compensation registered under the Registration Statements that remain unsold at the termination of the offering, Navient LLC hereby removes from registration any and all of the Common Stock or Deferred Compensation registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, Navient LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on October 29, 2026.

NAVIENT LLC:

By:	/s/ EDWARD BRAMSON
	Name:	Edward Bramson
	Title:	President and Chief Executive Officer

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.